INDEPENDENT AUDITORS' CONSENT


The Board of Directors
AMBAC Indemnity Corporation:

         We consent to the incorporation by reference in the registration statement (No. 333- 23387) on Form S-3 of IMH Assets Corp. and the Prospectus Supplement of IMH Assets Corp. dated May 22, 1997 of our report dated January 30, 1997 with respect to the consolidated financial statements of AMBAC Indemnity Corporation and subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, which report appears in the Form 8-K of AMBAC Inc. dated March 12, 1997 and to the reference to our firm under the heading "Experts" in the Prospectus Supplement dated May 22, 1997 of IMH Assets Corp.


                                       KPMG PEAT MARWICK LLP


New York, New York
May 22, 1997